CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Harding, Loevner Funds, Inc. of our report dated December 17, 2025, relating to the financial statements and financial highlights of Global Equity Portfolio, International Equity Portfolio, International Developed Markets Equity Portfolio, International Small Companies Portfolio, Institutional Emerging Markets Portfolio and Frontier Emerging Markets Portfolio, which appears in Harding, Loevner Funds, Inc.’s Certified Shareholder Report on Form N-CSR for the year ended October 31, 2025. We also consent to the references to us under the headings “Financial Highlights”, “Financial Statements” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

February 24, 2026